Exhibit 10.3

NOVATION
of Agreement on Co-Development and the Terms of Exclusive License

This Novation of Agreement on Co-Development and the Terms of Exclusive License (the “Agreement”) is made on December 17, 2021 between:

(1)	Xenetic Biosciences (UK) Limited (formerly before 5th September 2011 Lipoxen PLC), a Company registered under the laws of England with Company number 03213174 located at: 5th Floor, 15 Whitehall, London SW1A 2DD, United Kingdom, represented by its Director James Parslow, acting on the basis of the Articles of Association of Xenetic Biosciences (UK) Limited;

(2)	Lipoxen Technologies Limited, a Company registered under the laws of England with Company registration number 03401495 located at: 5th Floor, 15 Whitehall, London SW1A 2DD, United Kingdom, represented by its Director James Parslow, acting on the basis of the Articles of Association of Lipoxen Technologies Limited;

(Xenetic Biosciences (UK) Limited and Lipoxen Technologies Limited shall be jointly referred to as “Xenetic”);

(3)	SynBio LLC, a limited liability company incorporated under the laws of the Russian Federation, Main State Registration Number 1117746126321, located at: 3, Molodezhnaya street, floor 1, premise XVII, office 1, room 17, 119296, Moscow, Russian Federation (“SynBio”), represented by Chief Executive Officer Maxim Sirosh, acting on the basis of the Articles of Association of SynBio; and

(4)	Public Joint Stock Company Pharmsynthez, a corporation registered in the Russian Federation with registration number 7801075160, with registered address at: №134, liter 1, Kuzmolovsky urban-type settlement, Capitolovo station, Vsevolozhsky district, Leningrad region, 188663, Russian Federation (“Pharmsynthez”), represented by Chief Executive Officer Efim Prilezhaev, acting on the basis of the Articles of Association of Pharmsynthez.

(Xenetic, SynBio and Pharmsynthez shall be jointly referred to as the “Parties” and each individually as a “Party”).

BACKGROUND:

(A)	On 4 August 2011, Xenetic and SynBio entered into an Agreement on Co-Development and the Terms of Exclusive Licence (the “Agreement on Co-Development”) pursuant to which Xenetic and SynBio have agreed to collaborate in the development of: (a) certain products combining the PolyXen Technology and SynBio Molecules; and (b) Histone using the Oncohist Technology.

(B)	The Parties have agreed, and Xenetic hereby consents, that SynBio's rights, obligations and liabilities under the Agreement on Co-Development shall be assumed by Pharmsynthez on the terms set out in this Agreement.

Words and expressions defined in the Agreement on Co-Development shall have the same meaning when used herein.

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THE PARTIES AGREE as follows:

1.	NOVATION / CHANGE OF CONTRACTUAL PARTY

1.1	The transfer of rights and obligations set out in this Clause 1 and Clause 2 shall be deemed to have taken effect as from 17 December 2021 (the “Effective Date”). For the avoidance of doubt it is agreed that the terms of the Agreement on Co-Development shall remain the same.

1.2	As from the Effective Date:

1.2.1	SynBio transfers all of its rights and obligations under the Agreement on Co-Development to Pharmsynthez. Pharmsynthez shall enjoy all the rights and benefits of SynBio under the Agreement on Co-Development, and all references to “SynBio” in the Agreement on Co-Development shall be read and construed as references to Pharmsynthez. Consequently the Parties to this Agreement confirm that the transfer is made in accordance with clause 21.1 of the Agreement on Co-Development.

1.2.2	Pharmsynthez agrees to perform the obligations of the Agreement on Co-Development and be bound by the terms of the Agreement on Co-Development in every way as if it were the original party to them in place of SynBio; and

1.2.3	Xenetic agrees to perform the obligations of the Agreement on Co-Development and be bound by the terms of the Agreement on Co-Development in every way as if Pharmsynthez were the original party to it in place of SynBio.

1.3	Nothing in this Agreement is intended to or shall deem Pharmsynthez to be liable for any act or omission of SynBio in relation to the Agreement on Co-Development occurring before the Effective Date.

2.	RELEASE OF OBLIGATIONS AND LIABILITIES

2.1	Xenetic and SynBio release each other from all future obligations to the other under the Agreement on Co-Development arising after the Effective Date.

2.2	Xenetic releases and discharges SynBio from all claims and demands arising under or in connection with the Agreement on Co-Development, except that nothing in this Agreement shall affect or prejudice any claim or demand that either Xenetic or SynBio may have against the other relating to matters arising before the Effective Date.

3.	OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

3.1	All SynBio Arising IPR under the Agreement on Co-Development (including but not limited to any patent applications which may previously have been filed in the name of SynBio) shall belong to, and vest in, Pharmsynthez.

3.2	All Joint Arising IP which at any time have been or are created, developed and/or acquired by or on behalf of Xenetic and SynBio shall belong to Xenetic and Pharmsynthez.

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3.3	SynBio hereby transfers an exclusive license granted to SynBio by Xenetic during the term of the Agreement on Co-Development, subject to the provisions of the Agreement on Co-Development, to Pharmsynthez outside the Excluded Field in the SynBio Market to research, develop, manufacture, have manufactured, use, sell, supply and otherwise exploit the Pharmsynthez PolyXen Products using:

3.3.1	the PolyXen Patents and the PolyXen Know How;

3.3.2	the Lipoxen (Xenetic) Arising IPR; and

3.3.3	any and all CMO Arising IPR which is owned by Xenetic or in relation to which Xenetic has a right to grant a licence.

3.4	SynBio transfers a non-exclusive licence granted to SynBio by Xenetic to Pharmsynthez to use the PSA Patents and the PSA Know How in the SynBio Market for the term of the Agreement on Co-Development to manufacture PSA:

3.4.1	for use in the development and exploitation of Products by Pharmsynthez; and/or

3.4.2	for supply to Xenetic and/or licensee’s of the PolyXen Technology.

3.5	For the avoidance of doubt, SynBio acknowledges and agrees that, as from the Effective Date, it shall have no further rights to develop and commercially exploit SynBio Products in the SynBio Market.

3.6	The provisions of this Clause 3 shall be binding as from the date that this Agreement is executed and the Agreement on Co-Development shall be deemed to be amended accordingly.

4.	FURTHER ASSURANCE

4.1	Each Party agrees (at each Party's own cost) to do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents, as may be required from time to time to give full effect to the terms of this Agreement and to perfect another Party's title to any IPR which is assigned to it pursuant to this Agreement.

5.	GENERAL

5.1	This Agreement shall be governed, interpreted, applied and construed in accordance with the English law. This provision does not affect the application of the mandatory rules of Russian law established under Article 1192 of the civil Code of the Russian Federation to this Agreement which apply in any event.

5.2	If any dispute, controversy or claim of whatever nature arises under, out of or in connection with this Agreement, including any question regarding its existence, validity or termination (a “Dispute”), the Parties shall use all reasonable endeavours to resolve the matter amicably. If one Party gives the others notice that a Dispute has arisen and the Parties are unable to resolve the Dispute within thirty (30) days of service of the notice then the Dispute shall be referred to the respective chief executive officers of the Parties who shall attempt to resolve the Dispute. No Party shall resort to arbitration against any other Party under this Agreement until thirty (30) days after such referral.

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5.3	All Disputes which are unresolved pursuant to Clause 5.2 and which a Party wishes to have resolved shall be referred upon the application of any Party to, and finally settled by, arbitration under the Rules of Arbitration of the London Court of International Arbitration (“LCIA”) (the “Rules”) in force at the date of this Agreement, which Rules are deemed to be incorporated by reference to this Clause. The number of arbitrators shall be three (3), appointed in accordance with the Rules. The LCIA Court may appoint arbitrators from among the nationals of any country, whether or not a Party is a national of that country. The seat of the arbitration shall be London. The language of this arbitration shall be English.

5.4	The arbitrators shall have the power to grant any legal or equitable remedy or relief available under law, including injunctive relief (whether interim and/or final) and specific performance and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim or provisional measures, including injunctive relief and including pre-arbitral attachments or injunctions, from any court of competent jurisdiction and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. For the avoidance of doubt, this Clause is not intended to limit the powers of the court exercisable in support of arbitration proceedings pursuant to s.44 of the Arbitration Act 1996.

5.5	This Agreement is executed in the Russian and English languages in four counterparts, one counterpart for each Party. In the event of a discrepancy between the Russian and English texts of this Agreement, the English language text shall prevail.

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IN WITNESS WHEREOF this Agreement has been duly executed the day and year first above written.

SIGNED for and on behalf of Xenetic Biosciences (UK) Limited Signed by: _______________________________ Name: James Parslow Title: Director /

SIGNED for and on behalf of Lipoxen Technologies Limited Signed by : _______________________________ Name: James Parslow Title: Director
SIGNED for and on behalf of SynBio LLC Signed by: _______________________________ Name: Maxim Sirosh Title: CEO

SIGNED for and on behalf of PJSC Pharmsynthez Signed by: _______________________________ Nam: Efim Prilezhaev Title: CEO

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